News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433

Exhibit 99.1

September 22, 2015
(N)
NYSE:STR
15-17

Contact:    Tony Ivins
Business:    (801) 324-5218
Media:        Chad Jones
Business:    (801) 324-5495

QUESTAR SUBSIDIARY WEXPRO ANNOUNCES DRILLING JOINT VENTURE TO DEVELOP NATURAL GAS-PRODUCING PROPERTIES

Questar Corporation (NYSE:STR) today announced that its subsidiary, Wexpro Company, has entered into a joint venture to develop natural gas-producing properties in western Colorado’s Piceance Basin. Wexpro will partner with Piceance Energy, LLC, a subsidiary of Laramie Energy II, LLC, and a leader in developing low-cost drilling and completion strategies in the basin.
Wexpro expects to spend $60 million to $70 million on an 80-well drilling program targeting the Mesaverde formation. The partners will begin drilling in the Collbran Valley in Mesa County in early October 2015, and continue through early 2017. The joint-development agreement also provides Wexpro options to acquire development rights for deeper formations and, with mutual consent, to significantly extend and expand the drilling program up to 300 wells, depending on commodity prices.
“We are excited to partner with Laramie Energy,” said Ron Jibson, Questar chairman, president and CEO. “Laramie’s extensive experience in the Piceance Basin and our historic success in exploring and developing reserves in the Mesaverde formation in other basins of the Rockies is a good match. We view the joint venture as another step in our strategy to expand the company’s cost-of-service model, which provides a long-term hedge against natural gas-price volatility. The resulting low-cost natural gas production could work very well in providing gas supply on a cost-of-service basis to utilities and other users.”
Under the terms of unique agreements in Utah and Wyoming, Wexpro currently produces gas from certain properties at cost of service benefiting Questar Gas’s utility customers. Wexpro believes that similar cost-of-service arrangements can benefit customers or partners who purchase volumes of natural gas production and would like to create an effective long-term price hedge on a portion of their supply needs. A current partner of Wexpro is in the process of obtaining board approval to participate in the production from these wells on a cost-of-service basis.

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About Questar Corporation
Questar is a Rockies-based integrated natural gas company with an enterprise value of about $5 billion, operating through three principal subsidiaries:

•	Questar Gas Company provides retail natural gas distribution in Utah, Wyoming and Idaho;

•	Wexpro Company develops and produces natural gas from cost-of-service reserves for Questar Gas customers; and

•	Questar Pipeline Company operates interstate natural gas pipelines and storage facilities in the western U.S. and provides other energy services.

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